Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-121883, 333-152301, 333-164889, and 333-141100) on Form S-3 and (Nos. 333-126574, 333-130337 and 333-161409) on Form S-8 of Medical Properties Trust, Inc. of our report dated April 8, 2011, relating to the consolidated balance sheets of Prime Healthcare Services, Inc. and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, which report is included in this Annual Report of Medical Properties Trust, Inc. (Form 10-K/A) for the year ended December 31, 2010.
/s/ Moss Adams LLP
Irvine, California
April 11, 2011